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                                                                    Exhibit 8(i)


                       MONEY TRANSFER SERVICES AGREEMENT

     The undersigned has been duly empowered to take all necessary steps on behalf of Institutional Liquid Assets (the "Fund"), including the execution of this Agreement, to implement procedures for the transfer of any of the Fund's funds on deposit with State Street Bank and Trust Company (the "Bank") in the manner described below. The following provisions shall govern such transfers:

1. The Fund has listed on Exhibit A those persons who are authorized to order such transfers ("Authorized Representatives"). Such transfers will be effected, in accordance with this Agreement, upon the receipt by the Bank of any telephonic, telegraphic, oral or written instruction other than a check, draft or similar negotiable instrument (an "Order") from any Authorized
Representative.

2. The Fund shall specify in Exhibit A any desired instructions relating to Orders, including any limitations the accounts to be charged or on the authority of the Authorized Representatives ("Instructions"). Failure to specify any
Instructions shall mean that there are no such Instructions.   The Authorized
Representatives and the Instructions may be amended in writing by the Fund from time to time effective upon receipt by the Bank of a certified copy of a resolution or action of the Trustees of the Fund, provided such notice is received in a timely manner so as to afford the Bank a reasonable opportunity to act on such notice.

3. Upon the receipt of any Order, the Bank shall charge the account designated. The Bank reserves the right to charge any other account of the fund in the event no account is designated, or if designated, such account contains insufficient collected balances.

4. In performing the transfer services which are the subject of this Agreement, the Bank shall exercise reasonable care and shall be liable to the Fund only for losses which are caused directly by the Bank's failure to exercise such care and not for incidental or consequential losses.

5. Either party may terminate this Agreement by giving written notice by regular mail to the other party, such notice not affecting rights and duties prior to such time.

                                    INSTITUTIONAL LIQUID ASSETS


                    AUTHORIZED BY:  E. J. Whitman, Jr.    President
                                    --------------------------------
                                    (PRINTED NAME)         (TITLE)


                                    /s/ E. J. Whitman, Jr.
                                    --------------------------------
                                       (AUTHORIZED SIGNATURE)

Accepted:

State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101


By:    /s/ B. Weidlich        Date:     11-14-85
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                                   EXHIBIT  A

AUTHORIZED REPRESENTATIVES                        INSTRUCTIONS



     E.J.  Whitman, Jr.
     Gerald Van Lith
     John Mosior                                  None
     Nancy McLaughlin
     Nancy Mucker
     Doris Dawson



     Jodi Brown                                   Only authorized to
     Kerry Daniels                                release by oral
     Annette Boland                               confirmation standard
                                                  batched redemptions.